Exhibit 10.12
CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement ("Agreement") is made and entered into, effective as of the 19th day of July, 2017, by and between Los Alamos National Bank (the "Bank") and Thomas Dolan (the "Executive").

WITNESSETH:

WHEREAS, the Executive has been employed by the Bank as its Chief Financial Officer since on or about April 17, 2017 ("Inception of Employment"); and

WHEREAS, the Bank recognizes that the possibility of a Change of Control (as hereinafter defined) of the Bank exists or may exist in the future and that the threat or the occurrence of a Change of Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Bank believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, and has determined that it is essential and in the best interest of the Bank for the services of the Executive to be retained in the event of a threat or occurrence of a Change of Control and to provide for the Executive's continued dedication and efforts in such event without undue concern for the Executive's personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Bank, particularly in the event of a threat or the occurrence of a Change of Control, the Bank desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event of a Change of Control,

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Bank and the Executive hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.  The following terms shall have the definitions set forth below for purposes of this Agreement.

(a)	"Cause" when used herein concerning the termination of the Executive's employment by the Bank, means:

(i)	willful malfeasance, gross negligence, conduct involving dishonesty, or a material breach of a fiduciary duty in the performance of Executive's duties, as reasonably determined by the Bank;

(ii)	conviction of a crime in connection with Executive's duties or of any felony;

(iii)
     conduct significantly harmful to the Bank, as reasonably determined by the Bank, including, but not limited to, intentional violation of law or of any significant policy or procedure of the Bank, or conduct that materially discredits the Bank or is materially detrimental to the reputation of the Bank;

(iv)	refusal or failure to act in accordance with a stipulation, requirement, or directive of the Bank (provided such directive is lawful);

(v)
     failure to faithfully or diligently perform any of the duties of Executive's employment which are specified in this Agreement, articulated by the Bank, or are usual and customary duties of Executive's employment, if such failure has not been remedied or is not being remedied to the Bank's reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the failure, has been delivered by the Bank to Executive; or

(vi)	chronic drug or alcohol abuse, as reasonably determined by the Bank.

(b)	"Change of Control" means the following:

(i)
      The consummation of the acquisition by any "person" (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 50% of the combined voting power of the then outstanding Voting Securities of the Bank;

(ii)
      During any 12-month period, the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Bank's shareholders, of any new director was approved by a vote of a majority of the board, in which case such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)
      The consummation by the Bank of: (A) a merger or consolidation if the Bank's shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Bank outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, the Bank.

Notwithstanding any provision of this definition to the contrary, a Change of Control shall not be deemed to have occurred solely because more than 50% of the combined voting power of the then outstanding securities of the Bank are acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Bank or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Bank's shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.

ARTICLE 2
CHANGE OF CONTROL BENEFITS

2.1 If there occurs (a) a Change of Control within one (1) year of the Inception of Employment and (b) within one (1) year following the Change of Control, and such successor fails to (i) continue Executive's employment other than for Cause, or (ii) such successor effects a material diminution in Executive's base compensation and benefits, duties, responsibilities and/or authority, without Executive's consent (a "Change of Control Termination"), Executive shall be entitled to the following benefits (the "Change of Control Payment"):  (i) a single lump sum payment equal to one times the sum of the Executive's annual base salary as of the date of the Change of Control Termination, subject to all applicable tax withholding, (ii) Executive's earned but unpaid annual incentive bonus, if any, pursuant to the Bank's Short Term Incentive Compensation Program and the Long Term Incentive Compensation Program, for any completed fiscal year preceding the Change of Control Termination, (iii) Executive's earned but unpaid annual base salary for the period ending on the date of the Change of Control Termination, (iv) Executive's accrued but unpaid paid time off pay for the period ending on the date of the Change of Control Termination, (v) Executive's unreimbursed business expenses through and including the date of the Change of Control Termination, provided that all required submissions for expense reimbursement are made in accordance with the Bank's expense reimbursement policy and within 15 days following the date of the Change of Control Termination.

2.2 Executive's rights following a Change of Control Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Bank or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

2.3 Executive shall receive the Change of Control Payment not later than forty-five (45) days following Executive's execution and non-revocation (if applicable) of a general waiver and release of claims in favor of the Bank and/or its successor in a form to be provided to Executive at the effective time of the occurrence of either 2.1(b)(i) or (ii).

ARTICLE 3
CONFIDENTIALITY

The Executive and the Bank agree that the terms of this Agreement as well as the discussions preliminary to, or relating to, this Agreement will be kept strictly confidential, except as disclosure is required by law or deemed appropriate by the Bank's counsel.

ARTICLE 4
AMENDMENT AND TERMINATION OF AGREEMENT

This Agreement may be amended or terminated only by a written agreement executed by the Bank and the Executive; provided, however, that this Agreement will terminate automatically upon the earliest to occur of the following: (a) the payment of the Change of Control Payment provided for in this Agreement, determined in accordance with Article 2; or (b) if no Change of Control shall have occurred during such period, the date that is the second anniversary of the Inception of Employment.

ARTICLE 5
GENERAL

5.1 Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (a) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

5.2 Successors; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Bank shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, in which case, the Agreement may be enforceable only to the extent provided herein.

5.3 Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Bank and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Bank, provided, however, that any payments or benefits to which the Executive is entitled under any severance pay plans maintained by the Bank shall reduce any amounts due under this Agreement.

5.4 Full Satisfaction; Waiver and Release.  As a condition to receiving the payments and benefits hereunder, the Executive shall execute a document in customer form, releasing and waiving any and all claims, causes of actions and the like against the Bank and their respective successors, shareholders, officers, trustees, agents and Executives, regarding all matters relating to the Executive's service as an Executive of the Bank or any affiliates and the termination of such relationship. Such claims include, without limitation, any claims arising under Age Discrimination in Employment Act of 1967, as amended (the "ADEA"); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1962; the American Disabilities Act of 1990; the Family Medical Leave Act, as amended; the Executive Retirement Income Security Act of 1976, as amended; or any other federal state or local statue or ordinance, but exclude any claims that arise out of an asserted breach of the terms of this Agreement or current or future claims related to the matters described in this Section 5.4.

5.5 No Guaranty of Employment.  Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Bank shall continue to employ, retain or engage the Executive. This Agreement shall not affect in any way the right of the Bank to terminate the employment or engagement of the Executive at any time and for any reason whatsoever and to remove the Executive from any position with the Bank.

5.6 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW MEXICO WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

5.7 Entire Agreement.  This Agreement constitutes the full understanding of the parties, a complete allocation of the risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

5.8 Multiple Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and will be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

5.9 Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement this ___ day of ______ 2017.

EXECUTIVE:

__/s/ Thomas Dolan____________________________
Thomas Dolan

BANK:

LOS ALAMOS NATIONAL BANK

_/s/ John S. Gulas___________________________________
                                                                                                                 John S. Gulas